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                                                                    EXHIBIT 99.2


                       LIPPERT HEILSHORN & ASSOCIATES, INC

                          MODERATOR: (ETHAN DENKENSOHN)
                                 APRIL 23, 2003
                                  1:00 P.M. CT


Operator:                  Welcome to the Horizon Medical First Quarter 2003
                           Financial Results conference call. At this time all participants are in a listen-only mode. Following management's prepared remarks we'll hold a Q&A session. To ask a question please press Star followed by 1 on your touch-tone phone.

                           If anyone has difficulty hearing the conference, please press Star 0 for operator assistance.

                           As a reminder, this conference is being recorded April 23, 2003.

                           I would now like to turn the conference over to (Ethan Denkensohn) of Lippert/Heilshorn & Associates. Please go ahead, sir.

(Ethan Denkensohn):        This is (Ethan Denkensohn) with Lippert/Heilshorn &
                           Associates. Thank you all for participating in today's call.

                           Joining me from Horizon Medical is Marshall Hunt, Chairman and Chief Executive Officer. We also have Bill Peterson, President, and Julie Lancaster, Vice President of Finance, and Bob Wenzel, Chief Operating Officer, available to answer questions.

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                           This conference call will follow the standard format
                           beginning with prepared remarks by management, and then we'll open the call to your questions.

                           Earlier today Horizon Medical released financial results for the 2003 first quarter. If you have not received this news release or would like to be added to the company's distribution list, please call Lippert/Heilshorn in Los Angeles at 310-691-7100 and speak with Brandi Floberg.

                           This call is being broadcast live over the Internet, and a recording of the call will be available for the next 14 days at the company's Website, www.hmpvascular.com. Also by telephone you can listen to a recording through April 25th at 2 p.m. Eastern Time by calling 800-642-1687 for domestic callers or 706-645-9291 for international callers and entering pass code 9893705.

                           Certain statements and information included herein may constitute forward-looking statements, which are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations and may be significantly impacted by certain risks and uncertainties including but not limited to the company's ability to efficiently manufacture different products, its possible failure to successfully commence the manufacturing of new products, the possible failure to maintain or increase production volumes of new or existing products in a timely or cost effective manner, and other risks and uncertainties described herein and in various documents filed by the company with the United States Securities and Exchange Commission. These include but are not limited to the company's
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                           annual report on Form 10-K for the year ended
                           December 31, 2002 and the company's quarterly reports on Form 10-Q.

                           There can be no assurance that statements made in this press release relating to future events will be achieved. The company undertakes no obligations to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

                           The content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast, April 23, 2003. The company undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

                           This call is the property of Horizon Medical
                           Products. Any redistribution, retransmission, or rebroadcast of this cal in any form without the express written consent of HMP is strictly prohibited.

                           With that said, I would like to turn the call over to Marshall Hunt - Marshall.

Marshall Hunt:             Thank you, (Ethan).

                           This is Marshall Hunt. I'm the Chairman and CEO of Horizon Medical. Thank you very much for joining us this afternoon. We believe we've got an exciting quarter under our belt, and we'd like to talk about the financial results.

                           Today we reported stellar financial performance of the three months ended March 31, 2003. In a moment I'll turn it over to Julie

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                           Lancaster, Horizon's Vice President of Finance, to
                           discuss these results. Afterwards I will discuss the important corporate events that have taken place during the first quarter and subsequent weeks and allow for questions.

                           Julie, would you please report on the quarter?

Julie Lancaster:           Sure.  Thanks, Marshall.

                           We reported 2003 first quarter revenues of approximately $6.1 million, up 39% compared with $4.4 million reported in the 2002 first quarter. The increase was primarily due to new product sales growth and increased sales from our direct sales force versus distributors.

                           HMP's direct sales force is gaining traction in the marketplace as they are making inroads with new customers. And we do expect them to continue to drive revenues moving forward.

                           For the quarter gross profit was $3.6 million representing a margin of 59.7%, up significantly from gross profit of $2.3 million or a margin of 51.5% in the first quarter of 2002. The increase in gross margins can be attributed to a few factors, which are increased manufacturing efficiencies, a favorable change in product mix, and lower distributor rebates.

                           SG&A dropped to $3.6 million from $5.6 million in the comparable 2002 quarter, which included recapitalization expenses of approximately $2.5 million. As a result, SG&A as a percentage of sales continued to decrease quarter or quarter as it went to 59.9% in Q1 '03 from 62% in Q4 '02.

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                           Operating loss was only $10,693 for the quarter,
                           substantially below the operating loss of $3.4 million that we recorded in the 2002 first quarter due to sales and gross margin growth in the absence of the recapitalization expenses incurred in the comparable period. The loss from continuing operations narrowed significantly to $652,604 or $0.02 cents a share in Q1 '03 from approximately $4 million or $0.29 cents a share in Q1 '02.

                           As a result of the preceding factors net loss was $652,604 or $0.02 cents per share in the 2003 first quarter compared to a net loss of $26.7 million or $1.92 a share for the 2002 first quarter.

                           Looking at the balance sheet briefly, we had approximately 3.1 million of cash and cash equivalents as of March 31, 2003. Total debt outstanding was $19.4 million as of March 31, 2003, which has been substantially reduced since the successful recapitalization in March of 2002.

                           With that, I would like to turn it back over to Marshall.

Marshall Hunt:             Thank you, Julie.

                           We obviously, as a company, are very, very proud of our first quarter's results. Our management team has really come together. The addition of Bob Wenzel as Chief Operating Officer has made a significant improvement in our operational area.

                           And I'd like to talk now about a few of the things that we did over the quarter that were reasonably significant events in the life of Horizon. The main thing that happened this quarter was we now have entered into a new agreement, a distribution agreement, with Medtronic to be

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                           the exclusive distributor of the HAI product line
                           or the IsoMed product line for the treatment of primary and colorectal liver cancer. And this is a big step for us.

                           We now have 43 sales reps. I'm going to let Bob talk about our sales team and how they're moving along. But this particular - we will be the distributors. As of June, we will start shipping and billing the product. We will take over the entire maintenance and servicing of these products.

                           These products are put in by the surgical oncologist generally and then referred right back to the medical oncologist to be taken care of. They are filled with FUDR, which is a chemotherapy agent and then implanted in the body. The studies - there have been several studies that have shown significant improvement in the treatment of this type of cancer using the pump.

                           When we joined agreement with Medtronic, we inherited, I guess for lack of a better word, quite a bit of sales and believe this is a good market. It's growing very nicely. We expect the sales impact on an annualized basis to be somewhere close to $4 million on an annualized basis and gross margins of around $1.6 million. There will be some costs associated with that. But obviously we already have our sales force. We have everything else out there. So you can see we believe this transaction will have a very favorable impact on our EBITDA and our bottom line.

                           More importantly - I don't know if it's more importantly, but it is certainly important that this product does put us squarely in front of our primary target, which is that surgical oncologist, medical oncologist. It really allows for great cross-selling opportunities. I will

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                           talk to you in a few minutes about other products
                           that we're selling; the LifeGuard Safety Needle is absolutely doing great. And we'll talk about some of those numbers here in a second. It also allows us to sell ports through these - by being in front of these targets and the other product lines that we represent.

                           The one thing about selling into the surgical arena is you will - this product - the HAI product requires a lot of time in front of the doctor. You spend a number of hours in surgery with the doctor, then quite a bit of time back with the surgical oncologist filling the pump up and making sure everything is programmed correctly and working correctly. So we're very excited about that relationship.

                           Also at the same time we entered into this agreement with Medtronic on the HAI pump we've restructured the co-promote deal. We now have a new co-promote deal on the SynchroMed pump, which is the pain pump for malignant cancer pain where the catheter is put in intrathecal space and morphine is distributed in a pump. We have now redone that agreement, and we are now more closely aligned with the Medtronic sales reps, of which they have 134. We are attached directly to the Medtronic sales rep in that sale. And that too we believe is going to be very helpful for the presence of Horizon and the selling of that product.

                           I'll talk a little bit about some of the - we talked about how we had a - you've heard the number on the sales growth. The sales growth was significant quarter-over-quarter. And what we're really tracking, more importantly, is this direct sales force because we've converted from - we've gotten rid of several of our distributors and gone more and more to a direct format. And we now have 43 direct sales reps. And we're tracking those direct sales average daily over average daily. And those

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                           numbers are coming up since we started this project.
                           And I'm going to let Bob talk about that in a few minutes.

                           But just to give you an idea of what's happened with some of the new products that we've launched, for example, we launched the F16, which is a chronic hemodialysis catheter in late June. We have seen significant increases in February and then another substantial increase in March over February in that product line. So it is doing well.

                           LifeGuard Safety Needle is up 70%
                           quarter-over-quarter. And we are continuing to see a strong upward ramp in that product.

                           Our port market quarter-over-quarter unit wise grew 5% quarter-over-quarter. That's a significant gain in the port market. So we are seeing our product lines now start to take traction. And I think they're great products. I think the primary reason though is we've gone in here and we've really peeled the onion back on our sales force. And we have 43 people out there that are fired up and working hard out there for us.

                           Before I - why don't I let Bob Wenzel, our Chief Operating Officer, who has done a phenomenal job for us, speak to this direct sales force expansion and how he sees that going forward?

Bob Wenzel:                Yeah, thanks, Marshall.

                           If there's a problem with the audio here, it's because I'm speaking remotely from Minnesota. This is Bob Wenzel. I'm the Chief Operating Officer. And I have been working diligently trying to get a world-class sales organization in place here over the last several months. And we're making very nice progress with that endeavor.

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                           As Marshall mentioned, we've got 43 slots that we've
                           designated around the country. I've got two openings right now. And more importantly what we're doing is building an organization that can really effectively sell value-added products. And it's not that we believe that distributors are the wrong way to distribute products. It's that they don't quite fit our model.

                           Our model is much like Medtronic in that we invest a lot of money in building products that have a value add to them. And this value-added criteria needs to be properly presented to a prospect in order for them to see the value. It's usually, frankly, priced more than the competitors. But the value-add in our products needs to be presented properly, if they're going to be willing to pay that premium price.

                           Many times distributors don't have the time to invest in learning a product. So we felt it was important to go direct in many areas around the United States.

                           One of the things that is part and parcel to this endeavor is to have a well-trained organization. We have focused hours I can't even count on training our people. My goal is to make sure that they're the best-trained sales organization in the medical products industry. And that's not only being trained well on our products, it's being trained on the competitors' products as well.

                           We're very meticulous in measuring their performance. We're very meticulous in measuring their productivity from an activity perspective as well.

                           As a result, some of the people aren't up to the challenge of being part of a world-class organization. And we are doing some culling as well.
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                           And I think at the end of the last quarter we let two
                           people go. They were a couple of old timers that had been around for a while. But as we raised the bar on what we expect out of our sales reps, they weren't up to the challenge. So they're pursuing other career opportunities.

                           I think that the direct sales representative investment is probably the best investment we can make right now because it will continue to pay off, as it has with this Medtronic relationship. Had we not had a well-trained direct sales organization, I don't believe that Medtronic would have entertained offering us this new significant expansion to our product line.

                           I'm here, as I mentioned, in Minneapolis right now with the Medtronic organization. And we've got our entire sales organization being up here right now being trained on the IsoMed product. It's a world-class training program. And our people probably have never been more excited.

                           So I don't see an expansion of the direct force too far beyond the 45 number. I really believe that it's a relatively accepted number to have adequate coverage nationwide. So now the emphasis is going to be on making sure that those people are as productive as possible through motivation by our regional managers and also top-notch training.

                           That's about all I have to say, Marshall, unless you'd like me to add a few more comments.

Marshall Hunt:             No, I think that was - you did a good job covering
                           the waterfront, as they say.

                           Let me now move to another area that I think was extremely important to the growth of Horizon. Horizon added two new Board members this quarter, I think men of significant stature that will have a lot of impact on the growth of this company.

                           I'll let Bill Peterson speak to that. Bill Peterson is our President. And he will talk to you about and give you a little bit of background on the two new Board members that we added to the Board.

                           Bill?

Bill Peterson:             Thank you, Marshall.

                           We are delighted to announce during March and April that James Brands and Harold Blue have joined our company's Board of Directors.

                           Jim has had a dual career, first with 20 years with Arthur Andersen and then as an executive with medical device companies. And we're very fortunate to have him both with our company and as the Chair of our Audit Committee.

                           Harold Blue, who's currently the President of Commonwealth Associates, has founded himself several medical companies and from 1993 to the year 2000 was the Chief Executive Officer of ProxyMed, which was a NASDAQ company, did a good job of raising the stock value for its shareholders.

                           So we're real pleased to have men of that caliber join our Board. At the same time we would also like to thank both Lee Provow and Bob Simmons who served on our Board and have now moved off our

                           Board. They did an excellent job for the company as well. I think that's a fairly concise summary, Mr. Hunt.

Marshall Hunt:             Okay.  Well thank you.

                           So, as you can see, I think - and one of the things too, Jim Brands, as you know under the new Sarbanes-Oxley regulation, you have to have an expert, if you will, to head the Audit Committee. Jim Brands certainly with over 20 years of experience with Arthur Anderson would fit that bill and being CEO of several medical companies, for a company our size we feel very honored to have Jim join us as head of the Audit Committee. So we've now filled that requirement for the Sarbanes-Oxley legislation.

                           As a company, we are continuing to put more and more money into R&D efforts. We have several exciting products that should come out this year in our port line extension and our catheter line extension. We are also still working on a coded catheter product that we hope to hear soon some news as to how we will move forward with that. We'll be talking to them about that in the future. I hope we can talk about it some next quarter, in fact.

                           Other than that, I think that the R&D efforts are going along well. The company is tracking well from an operational standpoint under Bob's guidance. And I think that this was one of the better quarters we've had in a long, long time. And I'm very proud of the company.

                           And I think with that, I'd like to open it up to questions and answers, if anybody has any. Thank you for joining us.

                           Operator?

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Operator:                  Ladies and gentlemen, if you wish to register for a
                           question for today's question and answer session, you will need to press Star then the Number 1 on your telephone. You will hear a prompt to acknowledge your request. If your question has been answered and you wish to withdraw your polling request, you may do so by pressing Star then the Number 2.

                           If you are using a speakerphone, please pick up your handset before entering your request - one moment please for the first question.

                           Your first question comes from Howard Halpern with Taglich Brothers.

Howard Halpern:            Good afternoon, guys.

Marshall Hunt:             Hey, Howard.

Howard Halpern:            Hi. I guess talk a little bit maybe about gross
                           margins, and do you expect the product mix and the manufacturing efficiencies to continue that will allow for the gross margins to break into the 60% area?

Marshall Hunt:             Yes, Howard. I'll let Julie talk about the gross
                           margins. And we do see gross margins moving up in the core products. But I'll let Julie talk to you about what the expectations are.

                           Julie?

Julie Lancaster:           Yes, Howard, we do expect our gross margins to
                           continue at the rate they are continuing to grow with favorable product mix, sales from our new product, and manufacturing efficiencies with additional volume.

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Howard Halpern:            And if I understood correctly the new - you know, the
                           alliance with or distribution agreement with Medtronic, that's going to be about a 60% margin product?

Marshall Hunt:             No, it's in the 40% to 50% range.

Howard Halpern:            Okay.

Marshall Hunt:             But there's already currently, if you straight lined
                           the business right now, it's doing around 3 1/2 million in annual volume of the units that we're taking over right now. So we expect that we should do somewhere between 3 1/2 and $4 million of business from June to June of next year at a gross margin of somewhere between 41 and 46% depending on how our numbers turn out at the end of the year.

                           And there's not a lot. We don't have to add a lot of
                           - we have to add virtually no infrastructure. We've already had the sales force, the marketing teams, and all of that stuff in place. What we will have to spend money on is R&D or field research with some new studies and some marketing campaigns. But we have figured that into the numbers, and we believe this is going to be a very profitable endeavor for us.

Howard Halpern:            And what type of - or what's the lead time in
                           training to get, you know, your 43 sales reps up and running with the product I guess some time in June?

Marshall Hunt:             Well we have been trained on this product since we
                           started the co-promote agreement. What we weren't doing was actually - in not every case we were not always attending the surgery. Almost all of

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                           these cases are covered by a technical service rep in
                           the operating room. So what this training is now that we have a much more significant role with this product and we are taking over the distribution, we are totally retraining all of our sales reps on the IsoMed product line and requiring them to have a certain number of implants with the Medtronic people or our trained people in surgery before we allow them into the operating room.

                           The transition period that began last week when we signed the documents should be completed in the month of May. And everybody should be ready to go and fully-trained by June 1.

Howard Halpern:            Okay. So the second half revenues should include half
                           a year's worth of that 3 1/2 million.

Marshall Hunt:             I would think so.

Howard Halpern:            Okay. I guess this one's probably for Julie.
                           Depreciation and amortization for the quarter - do you have an approximate number?

Julie Lancaster:           Yes, Howard, that's approximately $370,000.

Howard Halpern:            Okay. And I guess just one final balance sheet
                           question. I guess I noticed that the I guess current portion of long-term debt and, you know, your long-term debt sort of shifted into the current portion.

Marshall Hunt:             Right.

Howard Halpern:            Is that going to have any general impact going
                           forward?

Marshall Hunt:             Bill?

Bill Peterson:             Howard, we don't believe so. Obviously that's the
                           subordinated debt that becomes due March 18th of 2004. And our game plan to date has been to put quarter after quarter a good performance together, which we obviously did in the first quarter and we expect to do in the second and third quarters. And we will put a plan in place to take that debt out sometime during the year 2003. Obviously from our perspective this is significantly less of a challenge than we faced in the past. And with the kind of numbers that we're reporting, the relationship with Medtronic, we feel very, very comfortable that that will not be an issue at all.

Howard Halpern:            Okay. And one final question - do you expect any
                           significant increase in weighted average shares throughout the year this year? I know it's approximately 34 million right now.

Julie Lancaster:           That's right. Yes, there will be some increases as
                           the convertible debt gets converted the remainder of the year.

Howard Halpern:            Okay.  Thanks, guys.

Marshall Hunt:             Thank you, Howard.

Operator:                  Your next question comes from Robert O'Sullivan with
                           Commonwealth Associates. Mr. O'Sullivan, your line is open.

Robert O'Sullivan:         Hello, Marshall?

Marshall Hunt:             Hello.

Robert O'Sullivan:         Hi.  Congratulations on a good quarter.

Marshall Hunt:             Thank you very much.

Robert O'Sullivan:         I had a couple questions. I wanted to - if you could
                           describe the marketplace a little bit to me so I could understand better, is it the same buyer, the oncologist who buys your Medtronic SynchroMed product line, and is it the same buyer who's doing the F16 catheters and the Safety Needles, or is it different buyers? And what's the reception like to date? What kind of trends can we look at?

Marshall Hunt:             Well there are - I the example of the SynchroMed and
                           the IsoMed pump, our vascular access ports and our Safety Needle, that has all the same target point.
                           That's the oncologist and the surgical oncologist that are your primary target for those products - to sell those products.

                           In the arena of ports, the oncologist refers that product to a vascular or general surgeon who then implants that port. Well that vascular and general surgeon does a lot of other procedures, one of which is he puts in a lot of different types of catheters. One of those catchers is a hemodialysis catheter, which is our F16 catheter. So we're pretty focused - the one guy that does all the oncology work also does the nephrology work. So we call on both of those two sales points.

                           The catheter product lines have high margins for us and are a good business to be in. It's a $90 million market domestically in the hemodialysis market domestically. So it's a good market for us to be in.

                           We do see - you did ask how are the products - do we see the products performing. We have strong trailing numbers that are showing that the products are gaining traction and gaining significant traction. As I



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                           mentioned earlier, the LifeGuard Safety Needle is up
                           70% quarter-over-quarter, which is significant. And ports, which is a much more stable market, were up 5% quarter-over-quarter. That's a market that's only growing annually at about 6 to 7%. But you can see we are getting traction with a combination of a lot of things, but the strong sales force, the relationship with Medtronic, and having multiple products to see the same buyer.

Robert O'Sullivan:         I know Medtronic usually have their own distributor
                           network, which they own. It's unusual for them to go through a distributor. Are there other product lines that they do go through other distributors?

Marshall Hunt:             I can't answer that definitively. I do know I can
                           tell you that very rarely do they use distributors for their product line. Domestically it's almost non-existent that I'm aware of. But you normally see very strong direct sales departments (unintelligible) between their respective divisions.

Robert O'Sullivan:         Well congratulations.  Thanks a lot.

Marshall Hunt:             Thanks, Rob.

Operator:                  Your next question comes from Patrick Swindle with
                           Morgan Joseph.

Patrick Swindle:           Excellent quarter, Marshall.

Marshall Hunt:             Thanks, Pat.

Patrick Swindle:           My questions relate primarily to the Medtronic deal.
                           In looking at the exclusive, as it's going to be in June, versus the co-promote, you know, as it has been up to this point, you had mentioned an incremental 4 million in sales from the IsoMed product line. Is that over and above what you all were generating through the co-promote, or is that what you were generating in the co-promote relative to the IsoMed included within that $4 million?

Marshall Hunt:             Well this would be up above because before in that
                           particular scenario the company didn't receive any money. We were giving all the commission dollars directly to the sales reps. And the company itself was not experiencing the sale of that - we were not booking the sale of the pump as such.

                           So in this particular case we will book the sale of 3-1/2 million, if it's 3-1/2 million, or if it's 4 million, we will actually book that revenue, we will collect the dollars, et cetera, and ship the product. We will ship and build the product.

Patrick Swindle:           Right. And then looking at the SynchroMed product and
                           how that's been progressing through the co-promote, would it be reasonable to anticipate some other - you know, an exclusive arrangement to that end as well, or is maybe the IsoMed doing better in terms of sales in the SynchroMed?

Marshall Hunt:             No, I think that the game plan behind SynchroMed that
                           we have embarked on I think is a sound one. That is a product line that requires - they have 134 -
                           Medtronic has 134 sales reps on the pain side of their business. There's an enormous market that is opening up in oncology that has not been there before for the treatment of pain for metastatic cancer in patients.

                           The need that Medtronic has from us in that arena is oncology is not a strong call point for the pain management sales organization. We are much more entrenched in the oncology market. So we have access to those accounts. We are able to get in with their people with us to promote or help sell that product. So that's a little bit different arrangement.

                           It's similar to the way it used to be - or it's exactly like it used to be. But this time, as opposed to the way the co-promote was set up with SynchroMed, for the last, you know, six, seven months, we are now tied directly to the Medtronic sales reps in Horizon's sales reps territory. And they have the same quota. Each of those guys all have the same quota, and they're working toward a common number. Anything that's sold in that territory, all of those guys have got to make it happen, the Medtronic reps and our rep. And it's about a three to one. They're about for every one of our reps there will be three Medtronic reps working with our rep in that area.

Patrick Swindle:           All right. And then with the sales force being
                           focused on training and getting more up to speed on the IsoMed during the second quarter, do you anticipate there will be a slower sales ramp in the second quarter relative to the second half of the year? Or do you think that that should go ahead uninterrupted.

Marshall Hunt:             You know, we have taken our sales reps out of the
                           field - right now they will have been out of the field for four days - during the sales training.
                           You're going to see a little bit of a dip there.

                           I think though we can make that back up by the enthusiasm that comes from one of these training needs where you're fired up when you come out the back door. But right now I think it's too early in the quarter to tell anything about what the training would be. We'll know more, you know, probably a month from now, if there's been an impact by the change of this particular program.

Patrick Swindle:           Sure. And then I guess my last question - you'd
                           mentioned the performance of both the F16 and the LifeGuard. You also introduced the LifeValve. And I was wondering if you could give any anecdotal discussion on how that's trending so far?

Marshall Hunt:             Well the LifeValve is a slower product to take off.
                           We're adding some features to make it better than it currently is. We'll be launching those in June. We are putting - one of the inherent problems with any kind of valve catheter is that it's out there is the ability to see it. So we have gone back under fluoro.
                           We have gone back and added a much stronger barium content, if you will, and a platinum ring so you can really see this catheter now under the fluoroscopy.

                           We're also creating a better aspiration system so that it feels more like a regular catheter. Now any of the valve catheters - everybody's valve catheter is harder to aspirate than normal. We believe we've come up with a way now to make that almost the same as a normal catheter. We're working on that, and we believe we'll have that product line out at the beginning of probably the third quarter.

                           So the LifeValve - we are moving along with the LifeValve. We are seeing growth in that product line. But we're not experiencing the growth that we would like to have seen. And some of it is a few tweaks that have to occur. It just - you know, that product was a very technical product to launch. It was designed by Pfizer, as you know. There are a few changes in the marketplace that we need to address. We have addressed those. So I believe we're going to see good traction out of that product starting at the end of the second quarter and moving into the third quarter.

Patrick Swindle:           Thank you, Marshall.

Operator:                  Once again, ladies and gentlemen, as a reminder, to
                           register for a question please press Star then the Number 1 on your telephone.

                           There are no further questions at this time. Please proceed with your presentation or any closing remarks.

Marshall Hunt:             I believe that is all that I have to say. It was -
                           again, we're very proud of the quarter. We actually exceeded our revenue plan number. I was very proud of that. And that was primarily due to our direct sales force. So I hope that we sit here next quarter and have similar kinds of discussions. Thank you for joining us.

Operator:                  Ladies and gentlemen, that does concludes your
                           conference call for today. We thank you for your participation and ask that you please disconnect your line.


                                       END